Exhibit 99.1

Lifetime Brands Announces 2008 Earnings Guidance and Updates 2007 Guidance
Company Declares Regular Quarterly Dividend

GARDEN CITY, N.Y., February 4, 2008 — Lifetime Brands, Inc. (Nasdaq: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced financial guidance for 2008 and provided an update on its revenues for 2007.

For 2008, the Company expects net sales to be in the range of $510 to $525 million and diluted earnings per share to be in the range of $0.86 to $1.06, including a charge of $0.19 per diluted share due to the restructuring of its Direct to Consumer business.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented, “Despite today’s challenging retail environment, we continue to make progress in our long-term strategic objectives. We expect continued strong product placement in 2008, and are particularly excited by a number of new initiatives, including the launch of our new Vasconia® line of housewares products designed to appeal to the Latina consumer. Our results for 2008 will also benefit from full-year sales from the major new lines we launched in late 2007, such as the Martha Stewart Collection™ at Macy’s and Food Network® branded kitchen tools, gadgets and cutlery at Kohl’s.”

Lifetime is currently finalizing its results for the fourth quarter and full year 2007; however, the Company now expects 2007 net sales to be in the range of $490 to $495 million. The Company had previously forecasted 2007 net sales to be in the range of $500 to $515 million.

The Company expects to release its fourth quarter and year-end 2007 results in early March. Conference call details will be published in advance of the call.

Separately, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.0625 per share, payable on February 15, 2008 to shareholders of record on February 8, 2008.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT: Christian G. Kasper Senior Vice President (516) 203-3590 chris.kasper@lifetimebrands.com	INVESTOR RELATIONS: Harriet Fried Lippert/Heilshorn & Assoc. (212) 838-3777 hfried@lhai.com